Exhibit 16.1


                       [Letterhead of Cowan Gunteski LLP]


June 12, 2006

Securities and Exchange Commission
Washington, D.C. 20549

RE: Velocity Asset Management, Inc.
File No. 001-32879

Dear Sir or Madam:

Gentlemen:

We have read the statements made by Velocity Asset Management, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of by Velocity Asset Management, Inc., dated June 12, 2006. We are in agreement with the statements concerning our Firm contained therein.



Very truly yours,



/s/ Cowan Gunteski & Co. P.A.